UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

DESIGN WITHIN REACH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50807	94-3314374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor, San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 676-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 18, 2009, Design Within Reach, Inc. (the “Company”) entered into a First Amendment to Loan, Guaranty and Security Agreement dated as of March 18, 2009 between the Company and Wells Fargo Retail Finance, LLC, as Agent (“Wells Fargo”) (the “First Amendment”). The First Amendment amends the Loan, Guaranty and Security Agreement dated as of February 2, 2007 by and among the Company, the Lenders party thereto and Wells Fargo, as Agent (the “Credit Agreement”). In connection with the First Amendment, the Company also entered into a Securities Account Availability Agreement with Wells Fargo dated as of March 18, 2009.

Pursuant to the terms of the First Amendment and the Securities Account Availability Agreement, Wells Fargo increased the amount of advances otherwise available to the Company by $1.0 million in exchange for the Company’s granting Wells Fargo collateral rights to certain accounts of the Company held at U.S. Bank National Association. The amount on deposit in such accounts is approximately $4.7 million. From such accounts, Wells Fargo will permit the Company to withdraw amounts in excess of $2.0 million so long as no Default or Event of Default has occurred. In connection with the parties’ entering into the First Amendment and the Securities Account Availability Agreement, Wells Fargo also rescinded its decision to require additional discretionary reserves of $1.5 million.

The above summary of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. Capitalized terms not defined herein have the same meanings ascribed to them in the Credit Agreement, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	First Amendment to Loan, Guaranty and Security Agreement dated as of March 18, 2009

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2009	DESIGN WITHIN REACH, INC.

	By:	/s/ Ray Brunner
Ray Brunner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	First Amendment to Loan, Guaranty and Security Agreement dated as of March 18, 2009